Exhibit 4.1

Warrant No.	Date of Issuance:

Establishment Labs Holdings Inc.
Amended and Restated Ordinary Share Purchase Warrant
(Void after August 28, 2022)
Establishment Labs Holdings Inc., a British Virgin Islands company (the “Company”), for value received, hereby certifies that [●] (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 PM Eastern time on August 28th, 2022, up to [●] shares of Class B Ordinary Shares of the Company (“Ordinary Shares”) at a purchase price per share equal to $3.80 per share. The Ordinary Shares purchasable upon exercise of this Amended and Restated Ordinary Share Purchase Warrant (“Warrant”), and the purchase price per Ordinary Share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. This Warrant amends, restates and replaces that certain Ordinary Share Purchase Warrant issued by the Company to the Registered Holder on August 28, 2015 (the “Prior Warrant”).
Notwithstanding anything to the contrary in this Warrant, upon written notice by the Registered Holder to the Company, the Registered Holder shall have the right, but not the obligation, to waive all or any portion of the Registered Holder’s rights under this Warrant. This Warrant is being reissued pursuant to and in accordance with the Prior Warrant. Capitalized terms used and not defined herein shall have the meanings ascribed thereto in that certain Note and Warrant Purchase Agreement dated as of August 28, 2015 by and between the Company and CPH TU, LP.
1.Exercise.
(a)    Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.
(b)    Cashless Exercise.
(i)    The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this Section 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X=	Y(A-B)
A

Where:	X=	the number of Warrant Shares that shall be issued to the Registered Holder;
Y=
the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

	A=	the Fair Market Value (as defined below) of one Ordinary Share; and
	B=	the Purchase Price then in effect.
(ii)    The Fair Market Value per Ordinary Share shall be determined as follows:
(1)    If the Ordinary Shares are listed on a national securities exchange, the Nasdaq Capital Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per Ordinary Share shall be deemed to be the average of the reported closing sale prices per Ordinary Share thereon over a twenty (20) day trading period ending the trading day immediately preceding the Exercise Date (or such shorter trading period in the event that the Exercise Date is less than twenty (20) trading days after the date the Company consummates an underwriter initial public offering of the Ordinary Shares under the Act).
(2)    If the Ordinary Shares are not listed on a national securities exchange, the Nasdaq Capital Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per Ordinary Share shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the “Board”) to represent the fair market value per Ordinary Share (including without limitation a determination for purposes of granting Ordinary Share options or issuing Ordinary Shares under any plan, agreement or arrangement with employees of the Company); and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Registered Holder of the Fair Market Value per Ordinary Share and furnish the Registered Holder with reasonable documentation of the Board’s determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per Ordinary Shares within 15 days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this Section 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder. Notwithstanding the foregoing, if the Registered Holder advises the Board in writing that the Registered Holder disagrees with the Board’s determination in accordance with this Section 1(b)(ii)(2), then the Company and the Registered Holder shall agree upon a reputable investment banking firm to undertake such valuation. All fees and expenses of such investment banking firm shall be paid fifty percent (50%) by the Company and fifty percent (50%) by the Registered Holder.
(c)    Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) or 1(b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 1(e) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.
(d)    Governance Agreements. As a condition precedent to the exercise of this Warrant, the Registered Holder shall be required to become a party to all applicable shareholders agreements, voting agreements, right of first refusal agreements, registration rights agreements, lockup agreements and other agreements regarding the Ordinary Shares of the Company, in each case on the same terms and conditions as the other shareholders of Ordinary Shares of the Company. In the event of any conflict between the terms of this Agreement and any such shareholders agreement, voting agreement, right of first refusal agreement, registration rights agreements or other agreement the terms of such other agreement shall control and be binding on the Registered Holder.
(e)    Issuance of Certificates. If certificates are issued, as promptly as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:
(i)    a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and
(ii)    in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to Section 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).
2.    Adjustments.
(a)    Adjustments for Distributions. In the event the Company at any time or from time to time after the Date of Issuance shall make or issue, or fix a record date for the determination of holders of ordinary shares of the Company entitled to receive, a distribution payable in securities of the Company (other than ordinary shares of the Company) or in cash or other property (other than regular cash distribution paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of ordinary shares of the Company issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.
(b)    Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the ordinary shares of the Company are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 2(a)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.
(c)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of Ordinary Shares and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.    Miscellaneous.
(a)    Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional Ordinary Shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per Ordinary Share, as determined pursuant to Section 1(b)(ii) above.
(b)    No Impairment. The Company shall not, by amendment of its memorandum and articles of association, as amended or restated from time to time, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of Section 2 and in taking all such action as may be reasonably necessary or appropriate to protect the Registered Holder’s rights under Section 2 against impairment.
(c)    Acknowledgement. In order to avoid doubt, it is acknowledged that the holder of this Warrant shall be entitled to the benefit of all adjustments in the number of shares of the Company issuable upon conversion of the Ordinary Shares which occur prior to the exercise of this Warrant.
4.    Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:
(a)    Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.
(b)    Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.
(c)    Replacement of Prior Warrant. The Registered Holder hereby acknowledges and agrees to the termination of the Prior Warrant and further acknowledges that this Warrant replaces the Prior Warrant and represents full compensation for all services provided under the terms of the Engagement Letter by and between Company and the Registered Holder dated December 17, 2014.
5.    Transfers, etc.
(a)    This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.
(b)    The Registered Holder may transfer this Warrant or any of the rights or obligations hereunder to any party without the prior written consent of the Company (provided that the transferee agrees in writing to be subject to the terms of this Section 5).
(c)    The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.
6.    Notices of Record Date, etc. In the event:
(a)    the Company shall take a record of the holders of its ordinary shares of the Company (or other shares or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any distribution, or to receive any right to subscribe for or purchase any equity interest of any class or any other securities, or to receive any other right; or
(b)    of any capital reorganization of the Company, any reclassification of the ordinary shares of the Company of the Company, any consolidation or merger of the Company with or into another company (other than a consolidation or merger in which the Company is the surviving entity and its ordinary shares of the Company are not converted into or exchanged for any other securities or property), or any transfer, license or lease of all or substantially all of the assets of the Company; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such distribution or right, and the amount and character of such distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of ordinary shares of the Company (or such other shares or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their ordinary shares of the Company (or such other shares or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.
7.    Reservation of Shares. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8.    Exchange or Replacement of Warrants.
(a)    Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of Ordinary Shares (or other securities, cash and/or property) then issuable upon exercise of this Warrant.
(b)    Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
9.    Assignment. If this Warrant is assigned in whole or in part to one or more holders (collectively, the "Assignees") subsequent to the date of this Warrant, any amendment or waiver of a resulting new warrant(s) held by Assignees holding new warrant(s) with respect to not less than fifty percent (50%) of the Warrant Shares purchasable upon exercise of this Warrant as of the date of this Warrant shall apply to the new warrant(s) held by each of the other Assignees.
10.    Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first (1st) Business Day after transmission if sent by confirmed facsimile transmission, or four (4) Business Days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed (a) if to the Company, at the Company’s address as set forth on the signature page hereto, and (b) if to the Registered Holder, at the Registered Holder’s address as set forth on the signature page hereto, or at such other address as the Company or the Registered Holder may designate by advance written notice to the other parties hereto.
11.    No Rights as Shareholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a shareholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the ordinary shares of the Company by means of a share distribution and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution (rather than as of the record date for such distribution), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such share dividend, the Registered Holder shall be entitled to receive, on the distribution date, the share distribution with respect to the ordinary shares of the Company acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such share distribution.
12.    Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

13.    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the British Virgin Islands, without reference to principles of conflict of laws or choice of laws.
14.    Counterpart; Facsimile Signatures. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Note by signing any such counterpart. This Warrant may be executed and delivered by facsimile, or by e-mail in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.
15.    Change of Control Transaction. In the event that the Company enters into any transaction or series of transactions pursuant to which (a) more than 50% of the equity interests of the Company or the Operating Subsidiary come to be owned by an unrelated third party (or parties) whether by sale, merger or otherwise, or (b) all or substantially all of the assets of the Company and the Subsidiaries taken as a whole are sold outside of the ordinary course of business (as applicable, a "Change of Control Transaction"), then this Warrant will accelerate and will be exercised by the Registered Holder at the time of consummation of such Change of Control Transaction or, if not so exercised, shall be terminated by the Company at the time of consummation of such Change of Control Transaction. In accordance with Section 6 above, notice of any such Change of Control Transaction shall be sent to the Registered Holder at least ten (10) days prior to the record date or effective date for such Change of Control Transaction.
16.    Initial Public Offering. This Warrant shall survive the initial public offering of the equity interests of the Company or the Operating Subsidiary pursuant to an effective registration statement under the laws of the jurisdiction of the relevant exchange and shall be exercisable for a period of one (1) year thereafter.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers as of the Date of Issuance indicated above.
THE COMPANY:

ESTABLISHMENT LABS HOLDINGS INC.
By:
	Name:	JUAN JOSE CHACON QUIROS
Title:

	Address:	B15 COYOL FREE ZONE ALAJUELA, 20113
COSTA RICA
Attention: GENERAL COUNSEL
Acknowledged and agreed by Registered Holder:

ROCKPORT VENTURE SECURITIES, LLC
By:
	Name:	Mark Bosland
	Title:	Manager

	Address:	215 Morris Ave, Second Floor, Suite 7
Spring Lake, NJ 07762

[SIGNATURE PAGE TO ESTABLISHMENT LABS HOLDINGS INC. WARRANT]

EXHIBIT I
PURCHASE FORM

To:	Dated:
The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby elects to purchase (check applicable box):
☐     ____ Ordinary Shares of Establishment Labs Holdings Inc. covered by such Warrant; or
The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	US$______ in lawful money of the United States; and/or

☐
the cancellation of such portion of the attached Warrant as is exercisable for a total of _____ Warrant Shares (using a Fair Market Value of US$_____ per share for purposes of this calculation) ; and/or

☐
the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1(b).

Signature:

Address:

EXHIBIT II
ASSIGNMENT FORM
FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of Ordinary Shares of Establishment Labs Holdings Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature: